EXHIBIT 10.14

DIVERSIFIED GLOBAL HOLDINGS GROUP, INC.

September 20, 2011

Mr. Nikolay Uraev

RE:  Separation and Release Agreement

Dear Mr. Uraev:

This letter (“Separation and Release Agreement” or “Agreement”) is your notice that we accept your resignation as a director of Diversified Global Holdings Group, Inc., a Florida corporation (“DGHG” or the “Company”).

BACKGROUND:
You were one of the three major new shareholders in the November 20, 2009 restructure of the Company, each of which received 28,000,000 shares of common stock.  In addition, you received 1,100,000 shares of common stock for the sale by you to the Company of Kontakt LLC (“Kontakt”).  Effective August 5, 2010, each of these three major shareholders retransferred 13,000,000 shares to the treasury of the Company as a contribution to capital, leaving your total ownership at 16,100,000 shares of common stock.

AGREEMENTS:
In consideration of your agreements made as provided herein, DGHG agrees to assign and transfer to you all limited liability company ownership interests owned by it in Kontakt and to forgive the $75,000 loan from the Company to Kontakt, made pursuant to the Loan Agreement, dated May 17, 2010 (the “Kontakt Loan”).

DGHG’s agreement to retransfer to you all limited liability company ownership interests in Kontakt to you and to forgive the Kontakt Loan is conditioned upon your agreement to the following:

First, In consideration of the transfer to you of all limited liability company ownership interests in Kontakt, you hereby confirm your resignation as a director of the Company effective the date of this Agreement (the “Separation Date”), and you waive any rights to any salary or unreimbursed expenses owed to you by DGHG. You agree to release, and indemnify and hold harmless, DGHG and its officers and directors  from any liabilities or claims relating to your employment with Kontakt LLC or to your having acted as a director of the Company.

Second, you agree that you will promptly return, and transfer and assign to, DGHG (1) as a contribution to the Company’s capital, certificates representing 11,000,000 shares of DGHG common stock owned by you for cancellation, and (2) in payment for the retransfer to you of all of the limited liability company ownership interests in Kontakt,  certificates representing 1,100,000 shares of DGHG common stock in accordance with this Settlement Agreement. In the aggregate, you will transfer 12,100,000 shares of common stock to the Company and retain 4,000,000 shares of common stock following completion of the transactions described in this Agreement.

Third, you agree to transition with DGHG and assist DGHG in all respects with regard to filing of financial information concerning Kontakt with the U.S. Securities and Exchange Commission (SEC), as the rules of the SEC may require.

Fourth, you agree to execute (1) all necessary powers of attorney and other instruments to ensure filing with appropriate authorities in the Russian Federation of the change of ownership information concerning Kontakt and (2) an irrevocable proxy for a period of one year appointing Richard Lloyd and Vadim Enikeev your proxies and attorneys to vote all shares of common stock of DGHG owned by your at any meeting of shareholders which is being held for the purpose of election of directors.

Finally, you agree that after the Separation Date, you will not, either directly or indirectly, separately or in association with others,  interfere with DGHG’s relationship with (1) any of its subsidiaries or prospective investors, or (2) current or prospective employees of DGHG or any of its subsidiaries, by soliciting or encouraging, or causing others to solicit or encourage, any of them to discontinue their employment with DGHG or any of its subsidiaries. Further, you agree that you will not use or disclose to others any confidential or proprietary information concerning DGHG.

This Separation and Release Agreement is intended to be a binding legal document and contains all of the agreements between you and DGHG with respect to your employment and termination from employment and as a director of DGHG. The terms of this Agreement cannot be modified except in a written document signed by both of us.  This Agreement is effective and your resignation is effective as of the date set forth in the first paragraph hereof.

If the foregoing terms and conditions are entirely satisfactory to you, please date and sign this Separation and Release Agreement below and return the original to the Company.

Sincerely,

DGHG GROUP, INC.

By: /s/ Richard Lloyd
Richard Lloyd, President and Chief Executive Officer

By: /s/Nikolay Uraev
Nikolay Uraev, Director